AVAILABLE NOW

CARMEN HERRERA



Auction Record #1
Sold For $2.9M



Auction Record #2
Sold For $2.6M



$750K Offering

Herrera's Top 2 Auction Records, while from an earlier time period, share the same color palette and scale as our offering.

72% SOLD OUT

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Why Do We Like This Painting?

1. Herrera's market continues to grow, boasting a **32.7% Annual Record Price Growth Rate**, based on data from 2006-2022.[1]


32.7% Annual Record
Price Growth Rate

2

At 89, Herrera sold her first work. When she passed at 106, she was widely collected by **prestigious institutions and patrons**, with her market still soaring.



3

Herrera's Top 2 Auction Records, while from an earlier time period, share the same color palette and scale as our offering.



🥇 Record #1

Sold For $2.9M



🥇 Record #2

Sold For $2.6M



Available Now

$750K Offering

INVEST NOW

Initial Offering Price: $750,000

More information on the Offering Circular can be found at sec.gov

1. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Carmen Herrera have a record price compound annual growth rate ("CAGR") of 32.7% from November 20, 2006 to December 31, 2022. This calculation is based on (i) a record price of $25,000 on November 20, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,400,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

Masterworks may, from time to time, engage in "testing the waters" under Regulation A of the Securities Act of 1933, as amended, for the offerings currently filed with (but not yet qualified by) the SEC. This process allows companies to determine whether there may be interest in an eventual offering of their securities. Masterworks is not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people, who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the SEC and the SEC has "qualified" the offering statement. The information in the offering statement will be more complete than any information provided on our website, and could differ in important ways. You must consider fully the information provided in the offering statement filed with (and qualified by) the SEC prior to making any investment decision. No money or other consideration is being solicited at this time for any pre-qualified offering, and if sent in response, will not be accepted.

No offer to buy the securities for a pre-qualified offering can be accepted and no part of the purchase price can be received by the issuer or anyone else until the offering statement filed by the Masterworks issuer with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance is given after the date of qualification. An indication of interest involves no obligation or commitment of any kind by either party.

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